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                                 Exhibit 4.3


                             CORE INDUSTRIES INC



                            1978 STOCK OPTION PLAN


        1.  Establishment

        The 1978 Stock Option Plan (the "Plan") is designed to provide additional incentive for such of the key management employees of Core Industries Inc (the "Company") and its subsidiaries as may be designated for participation therein.

        2.  Administration

        The Plan shall be administered by a committee (the "Committee") of not less than three directors of the Company appointed by the Board of Directors. No member of the Committee shall be eligible to receive an option hereunder. Subject to the provisions of the Plan, the Committee is authorized to interpret the Plan and any options issued thereunder and to prescribe, amend, and rescind rules and regulations relating to the Plan and to any options granted thereunder, and to make all other determinations necessary or advisable for the administration of the Plan.

        3.  Shares Subject to the Plan

        The Committee from time to time may provide for the option and sale of not more than a total of 90,000 shares of common stock of the Company, par value $1.00 per share ("Shares"), subject to adjustment as provided in Section
10. Shares shall be made available to satisfy options either from Shares reacquired by the Company or, upon compliance with the Articles of Incorporation, from authorized and unissued shares. If any option granted under the Plan shall terminate or expire unexercised in whole or in part, the Shares so released from option may be made the subject of additional options granted under the Plan.

        4.  Participants and Allotments

        The Committee shall determine and designate from time to time those key management employees of the Company and its subsidiaries (including officers and directors active in capacities other than as directors only) to whom options are to be granted and who thereby become participants in the Plan. The Committee shall allot to such participants options to purchase Shares in such amounts as the Committee shall from time to time determine. Directors who are not otherwise officers or employees of the Company or of a subsidiary are not eligible to participate in the Plan. Participation in the Plan shall not confer any right of continuation of employment. The grant of an option under the Plan and the Company's obligation to sell and deliver the Shares as to which the option is exercised are subject to such compliance with federal and state laws, rules and regulations applying to such grant of option and to the authorization, issuance and sale of securities as the Company deems necessary or advisable.

        5.  Option Price

        The purchase price of the Shares subject to any option granted hereunder shall be determined by the Committee, but shall in no instance be less than the
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"fair market value" of the Shares on the date the option is granted.  The term
"fair market value" shall mean the average of the highest and lowest quoted selling price of the Company's common stock on any stock exchange on which such common stock is listed. If no sales of the Company's common stock shall have occurred on any such stock exchange on the date the option is granted, the "fair market value" shall mean the average of the highest and lowest quoted selling price of the Company's common stock on the next preceding date on which any such sale of the Company's common stock shall have occurred.

        6.  Exercise of Option

        (a) Notwithstanding any other provision herein contained, each option shall become exercisable only after one year (or such longer period(s) as may be determined by the Committee) of continuous employment with the Company and/or one of its subsidiaries immediately following the date the option is granted; provided however that if a participant shall die prior to the completion of one year (or such longer period(s) as may be applicable) of continuous employment, the option may nevertheless be exercised in accordance with Section 6(c).


        (b) Except as provided in Sections 6(c), (d), (e) and (f), each option shall by its terms expire at such time as the Committee may determine in granting it, but in no event later than ten years from the date the option is granted.

        (c) Any option held by a participant at the time of his death may be exercised by the appropriate representative of such deceased participant at any time or from time to time within one year after the date of death, but in no event later than ten years from the date the option is granted.

        (d) In the event a participant voluntarily terminates his employment with the Company or a subsidiary or if the Company or a subsidiary terminates the participant's employment for cause ("cause" being defined hereunder as intentional or willful misconduct, gross neglect of duties or material acts or omissions detrimental to the Company's best interests), then in such event any option held by the participant, to the extent not exercised prior to the close of business on the effective date of such termination, shall lapse and shall no longer be exercisable.

        (e) In the event a participant who is then 55 years of age or over and who shall have been employed by the Company or a subsidiary for at least ten consecutive years shall retire as an employee of the Company or any such subsidiary, the option shall be exercisable only within the later of three months after the participant's retirement date or the January 31 following the participant's retirement date, but in no event later than ten years from the date the option is granted. For purposes of this subsection (e), retirement shall mean the retirement by the participant pursuant to the retirement policies of the Company; the Committee shall have the sole discretion to determine whether a participant's retirement is pursuant to such policies.

        (f) In case of termination of employment of a participant at his election but with the consent of the Company or a subsidiary and in all other cases of termination of employment of a participant not described in Section 6(c), (d) or (e), the option shall be exercisable only within three months after the date the participant ceases to be an employee of the Company or any of its subsidiaries, but in no event later than ten years from the date the option is granted.

        (g) A leave of absence approved by the Company shall not be considered termination of employment.

        (h) Each option shall be exercisable only by the participant to whom granted except as provided in Section 6(c) in case of death.






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        (i)  Shares may be purchased pursuant to options granted under the
Plan only upon receipt by the Company of a notice in writing from the holder of the option of his exercise of such option in whole or in part, specifying the number of Shares which he desires to purchase. If required by the Committee, he shall also represent in writing at such time that he (or his legal representative, legatee or distributee in the event of his death) is acquiring the Shares for investment only and not with a view to the distribution thereof.

        7.  Transferability

        Each option granted under the Plan shall by its terms provide that it shall not be transferable otherwise than by will or the laws of descent and distribution and that it may be exercised, during the lifetime of the participant, only by the participant.

        8.  Payment for Stock

        Full payment for Shares purchased shall be made at the time of exercise either in cash, or, with the consent of the Committee in whole or in part in common stock of the Company valued at fair market value, except as provided in
Section 9 hereof. No shares shall be issued until full payment thereof has been made, and a participant shall have none of the rights of a stockholder with respect to optioned Shares until such Shares are issued to him.

        9.  Stock Appreciation Rights

        An option holder or any other person entitled to act under Section 6 hereof (any such person being hereinafter included within the meaning of the words "option holder") may, in lieu of making payment required at the time of exercise under Section 8 hereof, include in the written notice referred to in
Section 6(i) hereof an election to receive an amount equal to the excess of the aggregate fair market value of the Shares as to which such election is being made on the date of receipt by the Company of notice of such election over the aggregate option price of such Shares. Within ten days after the receipt of such notice, the Committee shall notify the option holder in writing (a) that the option holder may exercise the option only by payment within five days of such notice of the aggregate purchase price of the Shares as to which such option is exercised or (b) that the Company shall pay the option holder an amount equal to the excess of the aggregate fair market value of the Shares as to which such election is made on the date of receipt by the Company of such notice over the aggregate option price of such Shares. Such payment may be made by the Company (i) in cash, (ii) by the issuance or transfer of Shares having a fair market value equal to the amount of such payment on the date of receipt by the Company of such notice or (iii) partly in cash and partly in such Shares. For the purposes hereof, fair market value shall be determined in accordance with Section 5. It shall be a condition to the consent by the Company to the exercise of such rights that the option holder shall pay to the Company the amount required by it to satisfy its obligation to withhold federal, state or local income taxes or other taxes incurred by reason of such exercise; to the extent that Shares shall be issued as a result of such exercise, the amount of such taxes shall be paid by the option holder in cash upon demand by the Company and to the extent that such exercise shall be effected by the payment of cash, the amount of such taxes shall be deducted by the Company from the amount paid by it to the option holder. The number of Shares as to which options may be granted under this Plan and the number of Shares subject to any option granted hereunder shall be reduced by the number of Shares with respect to which any stock appreciation rights are exercised.




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        10.  Effect of Change in Shares Subject to the Plan

        In the event there is any change in the Shares of the Company through the declaration of stock dividends or through merger, consolidation, or recapitalization, resulting in stock split-ups or combinations or exchanges of shares, or otherwise, the number of Shares available for option and the Shares subject to option shall be appropriately adjusted by the Committee.

        11.  Duration of Plan

        No option shall be granted under this Plan after October 15, 1988.

        12.  Amendments and Discontinuance

        The Board of Directors may amend, suspend, discontinue, or terminate the Plan; provided, however, that the Board of Directors may not amend the Plan to increase the number of Shares which may be issued under this Plan without the approval or ratification by the stockholders of the Company. No action of the Board of Directors, however, may without the consent of the holder of an option, alter or impair any option previously granted to him under the Plan.

        13.  Effective Date of Plan

        The Plan shall become effective upon the date of adoption by the Board of Directors, subject to approval by the stockholders of the Company at the Annual Meeting of Stockholders on January 9, 1979.

        14.  Incentive Stock Options

        The Plan Committee shall have the discretion to designate any option which it may grant as an Incentive Stock Option ("ISO"). All options granted on or after December 18, 1981, shall be presumed to be an ISO unless otherwise designated by the Committee at the time of grant. In no event may the Committee grant to any one participant during a calendar year ISO's which cover stock having an aggregate "fair market value" (as that term is defined in Paragraph 5 of the Plan) in excess of $100,000 or such greater amount as may be now or in the future permitted by Section 422A of the Internal Revenue Code.
In addition to all the terms and conditions provided elsewhere in the Plan, any option designated as an ISO shall be subject to the following terms:

        (a) No ISO may be granted to a participant who on the date of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock unless the option price specified by the Committee is at least 110% of the fair market value of the stock subject to the grant and such ISO by its terms is not exercisable after the expiration of 5 years from the date of grant.

        (b) No Incentive Stock Option which was granted prior to January 1, 1988 shall be exercised while there is outstanding any Incentive Stock Option which was granted at an earlier date. Incentive Stock Options granted on or after January 1, 1988 may be exercised regardless of the existence of any other outstanding Incentive Stock Options. An Incentive Stock Option shall be considered as outstanding until it is exercised or expires by reason of the lapse of the exercise period as provided on the original date of grant.





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        (c)  Notwithstanding the provisions of Section 6, ISO's must be exercised no later than three months from the date of termination of employment, regardless of the reason for such termination.

        (d) Notwithstanding the provisions of Section 9, no Stock Appreciation Rights may be exercised with respect to an outstanding ISO when the exercise price of the ISO exceeds the fair market value of the stock subject to the ISO.





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